Exhibit (8)(a)(xii)

ADOPTION AND AMENDMENT AGREEMENT

This Adoption And Amendment Agreement (“Adoption Agreement”), dated as of June 24,2016 (“Effective Date”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”), UBS RMA Money Fund lnc.(the “Company”), on its own behalf and on behalf of each of its series listed on Annex A, and UBS Money Series, a Delaware statutory Trust (“Trust”), on its own behalf and on behalf of UBS RMA Government Money Market Fund, a series of the Trust (the “RMA Fund”).

Background

BNYM (under one of its former names: PFPC Inc. or PNC Global Investment Servicing (U.S.) Inc.) and the Company (in one instance under its former name PaineWebber RMA Money Fund, Inc.) entered into the Transfer Agency And Related Services Agreement, made as of August 1, 1997, and the Transfer Agency and Related Services Amendment, dated as of December 31, 2009 (collectively, along with other prior amendments, the “Current Agreement”). The primary purpose of this Adoption and Amendment Agreement is to add the Trust and the RMA Fund as parties to the Current Agreement.

Terms

IN CONSIDERATION OF the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree with the foregoing statements and as follows:

1. Amendment of Current Agreement. The Current Agreement is hereby amended by deleting Annex A, dated December 31, 2009, and replacing it in its entirety with Annex A, dated June 24, 2016 and attached hereto, including in particular the RMA Fund.

2. Adoption of Amended Agreement. Company, each portfolio of Company listed on Annex A attached to this Adoption Agreement, Trust and the RMA Fund (individually, each a “Fund”; and, collectively, the “Funds”) each acknowledges and agrees that (i) by virtue of its execution of this Adoption Agreement, it is a party to the Current Agreement as amended by this Adoption Agreement (“Amended Agreement”) as of the Effective Date, or if BNYM commenced providing services to the Fund prior to the Effective Date, as of the date BNYM first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date and thereafter as if it were an original executing party to the Amended Agreement.

3. Consent. BNYM hereby consents to the adoption of the Amended Agreement by the Trust, the RMA Fund and each other Fund first becoming a party to the Amended Agreement by virtue of Section 2. BNYM acknowledges and agrees that the Amended Agreement does not apply to any other series of the Trust and any liabilities incurred by the Trust or the RMA Fund under the Amended Agreement shall be satisfied solely from (i) the general assets of the Trust, to the extent they may exist, and (ii) the assets of the RMA Fund, and with respect to both clauses (i) and (ii) not from the assets of any series of the Trust other than the RMA Fund.

4. Authority. Each party hereby represents and warrants to each other party that it has full authority to enter this Adoption Agreement upon the terms and conditions hereof and that the individual executing this Adoption Agreement on its behalf has the requisite authority to bind it to this Adoption Agreement.

5. Remainder of Current Agreement. Except as specifically modified by this Adoption Agreement, all terms and conditions of the Current Agreement shall remain in full force and effect.

6. Governing Law. The governing law of the Current Agreement shall be the governing law of this Adoption Agreement.

7. Entire Agreement. This Adoption Agreement constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the modifications to and amendment of the Current Agreement so contemplated.

8. Facsimile Signatures: Counterparts. This Adoption Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Adoption Agreement or of executed signature pages to this Adoption Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Adoption Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Adoption Agreement to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert Mathisen
Name:	Robert Mathisen
Title:	Managing Director

UBS RMA Money Fund Inc.,
on its own behalf and on behalf of each of its portfolios listed on Annex A, each in its individual and separate capacity

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	VP & Treasurer

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

UBS Money Series, on its own behalf and of UBS RMA Government Money Market Fund, each in its individual and separate capacity

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	VP & Treasurer

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

ANNEX A

(Dated: June 24, 2016)

THIS ANNEX A is Annex A to that certain Transfer Agency And Related Services Agreement, originally made as of August 1, 1997, and adopted and amended as of June 24, 2016, by and among BNY Mellon Investment Servicing (US) Inc., UBS RMA Money Fund Inc., on its own behalf and on behalf of each of its series listed on Annex A, and UBS Money Series, on its own behalf and on behalf of its series, UBS RMA Government Money Market Fund.

Portfolios

UBS RMA Money Fund Inc.

UBS RMA Money Market Portfolio

UBS Retirement Money Fund

UBS RMA U.S. Government Portfolio

UBS Money Series

UBS RMA Government Money Market Fund